                                                                EXHIBIT 10.1

NEWS                                            THE METZLER GROUP, INC.
BULLETIN                                        520 Lake Cook Road
                                                Deerfield, IL 60015
FROM:
FRB                                             NASDAQ: METZ


The Financial Relations Board, Inc.

FOR FURTHER INFORMATION:

AT THE COMPANY:                                   AT FRB CHICAGO:
Robert Maher, Chairman,  James Hillman            Jim Ketelsen - General Info
President and CEO        Chief Financial Officer  Janine Warell - Analyst Contact
(847) 914-9100           (847) 914-9100           Bess Gallanis - Media Contact
                                                  (312) 266-7800


Joey Fabere
Manager, Corporate Securities
(847) 914-9100


FOR IMMEDIATE RELEASE
WEDNESDAY, AUGUST 6, 1997

          METZLER GROUP POSTS RECORD QUARTERLY EARNINGS AND REVENUES;
                  $0.17 EARNINGS PER SHARE FOR SECOND QUARTER

DEERFIELD, IL, AUGUST 6 - The Metzler Group, Inc. (Nasdaq: METZ), a leading nationwide provider of consulting services to electric and gas utilities and other energy-related businesses, today announced record revenues and net income for the second quarter of 1997.

Revenues for the second quarter ended June 30, 1997, increased approximately 42 percent to $7.8 million from $5.5 million in the second quarter of 1996. Net income increased 83 percent to $1.8 million, or $0.17 per share, compared with pro forma net income of $0.98 million, or pro forma $0.10 per share, for the same period in 1996. Pro forma results reflect the impact of a compensation plan effective July 1, 1996, as well as a change in the taxable status of the Company as of the October, 1996 initial public offering. The Company attributed the results to a continuation of the deregulation pressures in the utilities industry, and a resultant increase in demand for all of the company's consulting services, as well as the strength of its performance-based business model.

"We saw increased demand in all areas -- in strategy projects, operational consulting and information technology projects," said Robert P. Maher, The Metzler Group's chairman, chief executive officer and president. "Second quarter, 1997, revenue was up 25 percent over the first quarter -- and we exceeded the consensus analyst EPS estimate for the quarter by about a penny per share."

For the first six months of 1997, revenues increased approximately 30 percent to $14.1 million from $10.9 million in the first half of 1996. Net income increased 58 percent to $3.0 million, or $0.29 per share, compared with pro forma net income of $1.9 million, or pro forma $0.20 per share, for the same period in 1996.


                                                                        MORE....

Financial Relation Board, Inc. serve as financial relation counsel to this company i.e. acting on the company behave in issue this bulletin and receiving compensation therefor. The information contain herein is furnished for informations purpose only and is not to be continue as an offer to buy or sell securities.

THE METZLER GROUP, INC.
ADD ONE

"Our margins were on target, with the gross margin remaining basically steady at 50 percent for the quarter and six months, 1997," commented Maher. "And the net margin increased by more than five points to 23.0 percent for the second quarter 1997 over the 17.9 percent net margin for the same period last year."

"Our balance sheet remains strong and liquid, with approximately $29 million in cash, no debt and a current ratio of 18.5 to one, as of June 30, 1997. This puts us in an excellent position to pursue our strategy to consolidate the consulting industry serving utilities and related organizations. We continue to discuss acquisition possibilities with other candidates, and believe there are a number of opportunities that meet our financial and strategic acquisition criteria. We expect the RMI acquisition to add to earnings per share, excluding merger-related costs, this year as well as in the years ahead." The acquisition of Resource Management International, Inc. (RMI) was completed at the end of July, 1997. "In the meantime," concluded Maher, "our business has grown rapidly as we expected, given the environment and our competitive strengths and reputation."

The Metzler Group, founded in 1983, is a leading nationwide provider of consulting services to electric and gas utilities and other energy-related businesses. The Company offers a wide range of consulting services related to information technology, process/operations management, business strategy development, and marketing and sales designed to assist its clients in succeeding in a business environment of changing regulation, increasing competition and evolving technology. The Company's stock trades on the Nasdaq National Market under the symbol METZ.

Founded in 1980, RMI provides a broad spectrum of management and engineering consulting services to providers and users of electric power, natural gas, water, telecommunications and information systems. The scope of its worldwide operations spans strategic planning and marketing, leading-edge technical and economic analysis, financing programs, regulatory compliance, resource management, and comprehensive project management. The company, with headquarters in Sacramento, California, has 14 strategically located offices in the United States and 4 overseas offices in Asia, Europe and Australia.

Statements included in this press release which are not historical in nature, are intended to be, and are hereby identified as, "forward looking statements" for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended by Public Law 104-67. Forward-looking statements may be identified by words including "anticipate," "believe," "intends," "estimates," "expect" and similar expressions. The Company cautions readers that forward-looking statements, including without limitation, those relating to the Company's future business prospects, revenues, working capital, liquidity, and income, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward looking statements, due to several important factors herein identified, among others, and other risks and factors include, but are not limited to: acquisitions and acquisitions under consideration, significant client assignments, recruiting and new business solicitation efforts, regulatory changes and general economic conditions.

                            FINANCIAL TABLES FOLLOW

                               THE METZLER GROUP
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
          (In thousands, except per share and selected operating data)



                                                    Three Months                      Six Months
                                                   Ended June 30,                   Ended June 30,
                                                 1997            1996            1997            1996
                                                -------         ------          ------          -------

Revenues                                        $ 7,824         $ 5,513         $14,082         $10,857
Cost of services                                  3,884           2,669           7,089           5,215
                                                -------         -------         -------         -------
Gross profit                                      3,940           2,844           6,993           5,642
Selling general and administrative expenses       1,378             695           2,807           1,403
                                                -------         -------         -------         -------
Operating income                                  2,562           2,149           4,186           4,239
Other (income) expense, net                        (306)             (1)           (599)             13
                                                -------         -------         -------         -------
Income before income taxes                        2,868           2,150           4,785           4,226
Income tax expense                                1,067              44           1,754              86
                                                -------         -------         -------         -------
Net income                                      $ 1,801         $ 2,106         $ 3,031         $ 4,140
                                                =======         =======         =======         =======

Pro forma income data
  Net income as reported                        $ 1,801         $ 2,106         $ 3,031         $ 4,140
  Pro forma adjustments                               0          (1,122)              0          (2,216)
                                                -------         -------         -------         -------
    Pro forma net income                        $ 1,801         $   984         $ 3,031         $ 1,924
                                                =======         =======         =======         =======
      Pro forma net income per share            $  0.17         $  0.10         $  0.29         $  0.20
                                                =======         =======         =======         =======
Weighted average common and common equivalent
  shares outstanding                             10,629           9,803          10,628           9,803
                                                -------         -------         -------         -------

SELECTED OPERATING DATA

Gross Margin                                       50.4%           51.6%           49.7%           52.0%
Operating Margin                                   32.7%           39.0%           29.7%           39.0%
Operating Margin (pro forma)                       32.7%           29.7%           29.7%           29.7%
Net Margin                                         23.0%           38.2%           21.5%           38.1%
Net Margin (pro forma)                             23.0%           17.9%           21.5%           17.7%




CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)


                                                        June 30,                December 31,
                                                         1997                      1996
                                                        --------                ------------

Current assets:

  Cash and cash equivalents                             $29,161                 $32,733
  Trade accounts receivable                               6,246                   4,334
  Other current assets                                      660                     155
                                                        -------                 -------
    Total current assets                                 36,067                  37,222
Net property and equipment                                  347                     359
                                                        -------                 -------
    Total assets                                        $36,414                 $37,581
                                                        =======                 =======
Current liabilities                                       1,954                   3,350
Other liabilities                                           183                     139
Stockholders' equity                                     34,277                  34,092
                                                        -------                 -------
    Total liabilities and stockholders' equity          $36,414                 $37,581
                                                        =======                 =======


                                     RE:

NEWS                                            THE METZLER GROUP, INC.
BULLETIN                                        520 Lake Cook Road
                                                Deerfield, IL 60015
FROM:
FRB                                             NASDAQ: METZ


The Financial Relations Board, Inc.

FOR FURTHER INFORMATION:

AT THE COMPANY:                                        AT FRB CHICAGO:
Robert Maher, Chairman     James Hillman               George Zagoudis -- General Info
President and CEO          Chief Financial Officer     Janine Warell -- Analyst Contact
(847) 914-9100             (847) 914-9100              Bess Gallanis -- Media Contact
                                                       (312) 266-7800

Joey Fabere
Manager, Corporate Securities
(847) 914-9100

FOR IMMEDIATE RELEASE
WEDNESDAY AUGUST 6, 1997

           METZLER GROUP COMPLETES ACQUISITION OF RESOURCE MANAGEMENT

                  INTERNATIONAL, MORE THAN DOUBLING REVENUES

Deal Expands and Intensifies Geographic Coverage, Adds Consultants and Service Capabilities

DEERFIELD, IL, AUGUST 6 -- The Metzler Group, Inc. (Nasdaq: METZ), a leading nationwide provider of consulting services to electric and gas utilities and other energy-related businesses, today announced it has completed the acquisition of privately owned Resource Management International, Inc. (RMI), in a transaction accounted for as a pooling of interests. RMI, which had 1996 revenues of $35.6 million, is a leading strategic management, resource management, and engineering consulting company serving electric, gas and water utilities, as well as the telecommunications industry and governmental entities.

"We are very pleased to complete this transaction which represents a significant step in our ongoing plans to grow the company through business combinations and to consolidate consulting services to the energy industry," said Robert P. Maher, The Metzler Group's chairman, chief executive and president. "RMI's strength among clients based mainly in the western and eastern thirds of the U.S., together with its overseas presence, will complement our historical concentration of Metzler & Associates midwestern clients. RMI's focus on developing long-term client relationships matches our philosophy," said Maher.

Mr. Maher went on to say, "RMI brings to The Metzler Group a new presence in the water and water maintenance industry which will have increased importance in the future. In addition to adding these new industry clients, we will increase our client base of the top 50 publicly held utilities to 86% while adding municipalities and increasing our geographic presence across the nation. The addition of RMI to The Metzler Group will provide geographic revenue balance, giving us approximately 36% in the western region, 28% in the central
region, 31% in the east and 5% international."                         MORE...

Financial Relation Board, Inc. serve as financial relation counsel to this company i.e. acting on the company behave in issue this bulletin and receiving compensation therefor. The information contain herein is furnished for informations purpose only and is not to be continue as an offer to buy or sell securities.

The Metzler Group, Inc.
Add One



The transaction, calls for RMI's shareholders to receive approximately 2.15 million shares of The Metzler Group Inc.'s common stock, plus $11 million in cash to pay down debt and other obligations.

Excluding related merger costs, The Metzler Group anticipates this merger will contribute positively to EPS in 1997 and thereafter, and will more than double
the size of The Metzler Group's operations.   RMI will operate as an
independent, wholly owned subsidiary of The Metzler Group with RMI's senior management retaining their current positions. Lloyd H. Harvego, president and founder of RMI, will remain as president of the RMI operating subsidiary.

The Metzler Group, founded in 1983, is a leading nationwide provider of consulting services to electric and gas utilities and other energy-related businesses. The Company offers a wide range of consulting services related to information technology, process/operations management, business strategy development, and marketing and sales designed to assist its clients in succeeding in a business environment of changing regulation, increasing competition and evolving technology. The Company's stock trades on the Nasdaq National Market under the symbol METZ.

Founded in 1980, RMI provides a broad spectrum of management and engineering consulting services to providers and users of electric power, natural gas, water, telecommunications and information systems. The scope of its worldwide operations spans strategic planning and marketing, leading-edge technical and economic analysis, financing programs, regulatory compliance, resource management, and comprehensive project management. The company, with headquarters in Sacramento, California, has 14 strategically located offices in the United States and 4 overseas offices in Asia, Europe and Australia.


Statements included in this press release which are not historical in nature, are intended to be, and are hereby identified as, "forward looking statements" for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended by Public Law 104-67. Forward-looking statements may be identified by words including "anticipate," "believe," 'intends," "estimates," "expect" and similar expressions. The Company cautions readers that forward-looking statements, including without limitation, those relating to the Company's future business prospects, revenues, working capital, liquidity, and income, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward looking statements, due to several important factors herein identified, among others, and other risks and factors identified from time to time in the Company's reports filed with the SEC. Such risk factors include, but are not limited to: acquisitions and acquisitions under consideration, significant client assignments, recruiting and new business solicitation efforts, regulatory changes and general economic conditions.


                FOR MORE INFORMATION ON THE METZLER GROUP, INC.,
         SIMPLY DIAL 1-800-PRO-INFO AND ENTER THE COMPANY TICKER:  METZ